EXHIBIT 1.2
UNDERWRITING AGREEMENT
May 24, 2006
Belo Corp.
P.O. Box 655237
Dallas, Texas 75265-5237
Ladies and Gentlemen:
          We (the “Representatives”) are acting on behalf of the underwriter or underwriters (including ourselves) named below (such underwriter or underwriters being herein called the “Underwriters”), and we understand that Belo Corp., a Delaware corporation (the “Company”), proposes to issue and sell $250,000,000 aggregate initial offering price of 6.75% Senior Notes due 2013 (the “Debt Securities”). The Debt Securities are sometimes referred to herein as the “Offered Securities”. The Debt Securities will be issued pursuant to the provisions of an Indenture dated as of June 1, 1997 (the “Indenture”) between the Company and JPMorgan Chase Bank, N.A., formerly known as The Chase Manhattan Bank, as trustee (the “Trustee”).
          Subject to the terms and conditions set forth or incorporated by reference herein, the Company hereby agrees to sell to the several Underwriters, and each Underwriter agrees, severally and not jointly, to purchase from the Company, the respective principal amounts of Debt Securities set forth below opposite their names at a purchase price of 98.928% of the principal amount of Debt Securities, plus accrued interest, if any, from May 26, 2006, to the date of payment and delivery:

Principal Amount of Debt
Name	Securities
Banc of America Securities LLC	$100,000,000
J.P. Morgan Securities Inc.	100,000,000
BNP Paribas Securities Corp.	10,000,000
BNY Capital Markets, Inc.	10,000,000
Lazard Capital Markets LLC	10,000,000
Suntrust Capital Markets, Inc.	10,000,000
Daiwa Securities America Inc.	5,000,000
Harris Nesbitt Corp.	5,000,000

Total	$250,000,000

          The Underwriters will pay for the Debt Securities upon delivery thereof at Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019, at 10:00 a.m. (New York time) on May 26, 2006 or at such other time, not later than 5:00 p.m. (New York time) on June 2, 2006 as shall be designated by the Representatives. The time and date of such payment and delivery are hereinafter referred to as the “Closing Date”.

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          The Debt Securities shall have the terms set forth in the Prospectus dated May 24, 2006, and the Prospectus Supplement dated May 24, 2006, including the following:
          Terms of Debt Securities:
          Maturity Date: May 30, 2013
          Interest Rate: 6.75%

Redemption Provisions:	The Offered Securities are redeemable in whole or in part at the option of the Company on a make-whole basis as described in the Prospectus Supplement dated May 24, 2006.

Interest Payment Dates:	Each May 30 and November 30

commencing

November 30, 2006

Form and Denomination:	Book-entry only form represented by one or more global securities deposited with DTC or its designated custodian issuable in denominations of $1,000 and integral multiples thereof.
          All provisions contained in the document entitled Belo Corp. Underwriting Agreement Standard Provisions (Debt Securities) dated May 24, 2006 (the “Standard Provisions”), a copy of which is attached hereto, are herein incorporated by reference in their entirety and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein, except that (i) if any term defined in such document is otherwise defined herein, the definition set forth herein shall control, (ii) all references in such document to a type of security that is not an Offered Security shall not be deemed to be a part of this Agreement, (iii) if the Offered Securities do not include Debt Warrants, then all references in such document to Debt Warrant Securities shall not be deemed to be a part of this Agreement, and (iv) all references in such document to a type of agreement that has not been entered into in connection with the transactions contemplated hereby shall not be deemed to be a part of this Agreement.
          For the purposes of Section 1(a)(xiii), the Applicable Time shall be 5:00 p.m. (Eastern Time) in the date of this Agreement.
          For the purposes of Section 7(b), the following information is the only information furnished to the Company by any Underwriter for use in the Base Prospectus, any preliminary prospectus, any Issuer Free Writing Prospectus or the Prospectus:
          The last paragraph on the cover page of the Prospectus Supplement dated May 24, 2006 and the third and seventh paragraphs under the heading “Underwriting” in the Prospectus Supplement dated May 24, 2006.

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Each Underwriter represents and agrees:
(i) In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:
(a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;
(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than 443,000,000 and (3) an annual net turnover of more than 450,000,000, as shown in its last annual or consolidated accounts; or
(c) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.
For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.
(ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA would not, if the Issuer was not an authorised person, apply to the Issuer; and
(iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

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          Please confirm your agreement by having an authorized officer sign a copy of this Agreement in the space set forth below.

Very truly yours,

Banc of America Securities LLC and JPMorgan Securities Inc., acting severally on behalf of themselves and the several Underwriters named herein,

by

Banc of America Securities LLC,

by	/s/ Peter J. Carbone

Name:	Peter J. Carbone
Title:	Vice President
Accepted:
BELO CORP.,

by	/s/ Brenda C. Maddox

Name:	Brenda C. Maddox
Title:	Vice President / Treasurer and Tax

SCHEDULE A
[Form of GDC Opinion and 10b-5 Letter]

SCHEDULE B
Permitted Free Writing Prospectus
Final Term Sheet dated May 24, 2006

SCHEDULE C
BELO CORP.
FINAL TERM SHEET
Dated: May 24, 2006
Issuer: Belo Corp.
Size: $250,000,000
Maturity: May 30th, 2013
Coupon (Interest Rate): 6.750%
Yield to Maturity: 6.831%
Spread to Benchmark Treasury: 1.85% (+185 basis points)
Benchmark Treasury: 3.625% of 5/15/2013
Benchmark Treasury Price and Yield: 92 – 03; 4.981%
Interest Payment Dates: May 30th and November 30th, commencing November 30th, 2006
Redemption Provision: Make Whole Call + 30 basis points
Price to Public: 99.553% of face amount
Settlement Date: May 26th 2006
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering can arrange to send you the prospectus if you request it by calling 1-800-294-1322 or you may e-mail a request to dg.prospectus_distribution@bofasecurities.com .